Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-279842, 333-265684, 333-256603, 333-239871) of I-MAB of our report dated April 3, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting of I-MAB, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
April 3, 2025